UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
       UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number:  000-50462

                        Epic Research Company, Inc.
          (Exact name of registrant as specified in its charter)

            72 Tirrell Hill Road, Bedford, New Hampshire 03110
                              (603) 666-0206
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, no par value
         (Title of each class of securities covered by this Form)

                                   None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [  ]
     Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [  ]

     Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [  ]
     Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [  ]

                                      Rule 15d-6           [  ]


     Approximate number of holders of record as of the certification or notice date: 45

     Pursuant to the requirements of the Securities Exchange Act of 1934, Epic Research Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 19, 2003       By:  /s/ N. Edward Berg
                              N. Edward Berg, President